Exhibit (a)(1)(C)
NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED MAY 22, 2007
If you previously elected to exchange eligible options for deferred stock units by submitting an Election Form and you would like to withdraw your election to exchange one or more of your eligible option grants, you must notify us of your withdrawal before 11:59 p.m., Eastern Daylight Savings Time, on the expiration date, which is currently June 19, 2007.
If you wish to notify us of your withdrawal, you must complete, sign, date and return this Notice of Withdrawal so that Mellon Investor Services (“Mellon”) receives it before the expiration date deadline. You must send this entire Notice of Withdrawal via regular mail, overnight courier or hand delivery using the following contact information:
Via Regular Mail, Overnight Courier or Hand Delivery:
Mellon Investor Services
480 Washington Boulevard
attn: Kathleen Tyburczy, AIM# 074-2510
Jersey City, NJ 07310
Your withdrawal will be effective as of the date Mellon receives this Notice of Withdrawal by the method described above. While not a condition to your withdrawal, we also ask that you make a copy for your own files. It is your responsibility to ensure that your withdrawal is received by Mellon by the deadline.
Mellon must receive your election to withdraw before 11:59 p.m., Eastern Daylight Savings Time, on June 19, 2007, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.
You may confirm that your documents have been received by calling Mellon in the United States at 800-718-2943 or internationally at 201-680-6670. Mellon intends to electronically confirm receipt of your final decision within five business days after the expiration of the offer. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Mellon properly received your Notice of Withdrawal.
If you have questions regarding the withdrawal of your election, please telephone Mellon in the United States at 800-718-2943 or internationally at 201-680-6670.
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From:
ID:
To: Boston Scientific Corporation.
I previously received the Offer to Exchange dated May 22, 2007, the Election Form, the form of Deferred Stock Unit Award (the “Award”) and the 2000 Long Term Incentive Plan and 2003 Long Term Incentive Plan, each as amended (the “Stock Plans”).
I signed and returned the Election Form, thereby electing to exchange one or more of my eligible option grants for DSUs of Boston Scientific. I now wish to withdraw one or more of my tendered options from the offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to all eligible options listed in Annex A. I have indicated my intention to withdraw by checking “Withdraw” and writing my initials. I understand that, alternatively, I may reject the offer with respect to all my eligible options by checking the appropriate box in Annex A.
By withdrawing my election, I understand that I will not receive any deferred stock units for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Boston Scientific and me.
I understand that if I wish to change this withdrawal of my tendered options and once again accept the offer for any options that I have withdrawn, I must submit a new Election Form prior to the expiration of the offer.
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ANNEX A
NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED [MAY 22, 2007]
Employee Name:
Employee ID:
IMPORTANT: If you wish to withdraw all of the options you previously elected to exchange, please check the first box below. If you wish to specify the individual option grants that you are withdrawing from the exchange program, please check the second box below and, for each of the options listed below that you wish to withdraw, please mark “Withdraw.” Please write your initials next to each “Withdraw” entry.
☐ I want to withdraw all of the options I previously elected to exchange in the option exchange program. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions.
☐ I want to withdraw from participation in the option exchange program only those options that I have indicated below. I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions. I understand that those options I have not indicated for withdrawal below will continue to participate in the option exchange program.

Number of
	Outstanding		Deferred
Grant Number	Stock Options	Exchange Ratio	Stock Units	Withdraw	Initials

Employee Signature	Date and Time

Employee Name Printed	Boston Scientific Office in which Employed

Daytime Telephone Number	Email Address